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                                                                    EXHIBIT (12)


                   DAYTON HUDSON CORPORATION AND SUBSIDIARIES
            COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (Millions of Dollars)

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
                                             Nine Months Ended                              Fiscal Year Ended
                                          ----------------------      --------------------------------------------------------------
                                          Oct. 28,      Oct. 29,      Jan. 28,      Jan. 29,      Jan. 30,     Feb. 1,      Feb. 2,
                                            1995          1994          1995          1994          1993         1992         1991
                                          --------      --------      --------      --------      --------     --------     --------
Ratio of Earnings to Fixed Charges:

Earnings:
 Consolidated net earnings................ $  83         $ 155        $  434        $  375        $  383        $ 301       $  412
 Income taxes.............................    53            99           280           232           228          171          249
                                           -----         -----        ------        ------        ------        -----       ------
     Total earnings.......................   136           254           714           607           611          472          661
                                           -----         -----        ------        ------        ------        -----       ------

Fixed charges:
 Interest expense.........................   341           328           439           459           454          421          333
 Interest portion of rental expense.......    48            38            56            45            43           39           46
                                           -----         -----        ------        ------        ------        -----       ------
     Total fixed charges..................   389           366           495           504           497          460          379
                                           -----         -----        ------        ------        ------        -----       ------
Less:
 Capitalized interest.....................   (11)           (5)           (7)           (5)           (6)         (11)          (8)
                                           -----         -----        ------        ------        ------        -----       ------

     Fixed charges in earnings............   378           361           488           499           491          449          371
                                           -----         -----        ------        ------        ------        -----       ------

Earnings available for fixed charges...... $ 514         $ 615        $1,202        $1,106        $1,102        $ 921       $1,032
                                           =====         =====        ======        ======        ======        =====       ======

Ratio of earnings to fixed charges........  1.32          1.68          2.43          2.19          2.22         2.00         2.72
                                           =====         =====        ======        ======        ======        =====       ======

Ratio of Earnings to Fixed Charges
    and Preferred  Stock Dividends:

Total fixed charges, as above............. $ 389         $ 366        $  495        $  504        $  497        $ 460       $  379
Dividends on preferred stock
     (pre-tax basis)......................    28            29            39            39            39           39           39
                                           -----         -----        ------        ------        ------        -----       ------
 Total fixed charges and preferred
     stock dividends......................   417           395           534           543           536          499          418
                                           -----         -----        ------        ------         -----        -----       ------

Earnings available for fixed charges
    and preferred stock dividends......... $ 514         $ 615        $1,202        $1,106        $1,102        $ 921       $1,032
                                           =====         =====        ======        ======        ======        =====       ======

Ratio of earnings to fixed charges
    and preferred stock dividends.........  1.23          1.56          2.25          2.04          2.06         1.85         2.47
                                           =====         =====        ======        ======        ======        =====       ======
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